                                                                   Exhibit 10.37




                                                                 August 16, 1999


                        $1,200,000,000 Credit Facilities
                                Commitment Letter


Charter Investment, Inc.
12444 Powerscourt Drive, Suite 100
St. Louis, Missouri 63131

Attention:  Kent Kalkwarf


Ladies and Gentlemen:

                  Charter Investment, Inc. ("Charter") has advised Chase Securities Inc. ("CSI"), The Chase Manhattan Bank ("Chase"), Banc of America Securities LLC ("BOA Securities"), Bank of America, N.A. ("BOA"), TD Securities
(USA) Inc. ("TD Securities") and Toronto Dominion (Texas), Inc. ("Toronto Dominion") that its affiliate, CC VI Operating, LLC (the "Borrower"), wishes to obtain $1,200,000,000 of credit facilities (the "Credit Facilities") in connection with the acquisition (the "Acquisition") by a wholly owned subsidiary of the Borrower of certain assets of TWFanch-one Co., TWFanch-two Co. and other affiliate interests (the "Fanch Systems"). As used herein, (i) "Lead Banks" is the collective reference to Chase, BOA and Toronto Dominion, (ii) "Commitment Parties" is the collective reference to each party hereto other than Charter and
(iii) "Pro Rata Facilities" is the collective reference to the Tranche A Term Facility and the Revolving Facility (as each such term is defined in the Term Sheet referred to below). The proceeds of the Credit Facilities will be used to finance the Acquisition, to pay related fees and expenses and for other general purposes.

                  Each of the relevant Commitment Parties is pleased to advise you that it is willing to act in the titled capacities identified in the Term Sheet in respect of the Credit Facilities, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. Such duties shall, in the case of the Joint Lead Arrangers (as defined in the Term Sheet), include the use of commercially reasonable efforts to assemble a syndicate of financial institutions identified by us in consultation with you (together with the Lead Banks, the "Lenders") to provide the necessary commitments for the Credit Facilities. You agree that no other agents, co-agents or arrangers will be appointed and no other titles will be awarded in connection with the Credit Facilities (except as otherwise provided in the Term Sheet) unless you and we shall so agree. You further agree to promptly inform each of Loan Pricing Corporation and Securities Data Corp. that any institution (other than Citibank, N.A.) serving as Documentation Agent shall not be entitled to receive league table credit in connection with the Credit Facilities.

                  Each Lead Bank is pleased to advise you of its commitment to provide $75,000,000 of the Pro Rata Facilities, with each such commitment being allocated pro rata between the Pro Rata Facilities. The Statement of Terms and Conditions attached as Exhibit A hereto (the "Term Sheet") sets forth the principal terms and conditions on and subject to which each Lead Bank is willing to make available its portion of the Pro Rata Facilities. The commitment of each Lead Bank hereunder is several and not joint. In addition, it is a condition to each Lead Bank's commitment hereunder that the portion of the Credit Facilities not being provided by such Lead Bank shall be provided by the other Lenders.
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                                                                               2

                  We intend to commence syndication efforts immediately, and you agree actively to assist us in completing a syndication satisfactory to us. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending relationships of Charter and its affiliates, (b) direct contact between the proposed Lenders and senior management and advisors of Charter and its affiliates (coordinated through the Joint Lead Arrangers), (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with us, of one or more conference calls or meetings with prospective Lenders.

                  We will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders, in each case in consultation with you. To assist us in our syndication efforts, you agree promptly to prepare and provide to us all information with respect to the Fanch Systems, the Acquisition and the transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Credit Facilities. You hereby represent and covenant that (a) to the best of your knowledge, all information other than the Projections (the "Information") that has been or will be made available to any of us by you or any of your representatives, as supplemented from time to time prior to the Closing Date (as such term is defined in the Term Sheet), shall be complete and correct in all material respects and does not or will not, as so supplemented, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any of us by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions, it being recognized by the Commitment Parties that the Projections are not to be viewed as fact and that actual results during the period or periods covered by the Projections may differ from the projected results set forth therein by a material amount. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

                  As consideration for our commitments hereunder and our agreements to perform the services described herein, you agree to pay to us the nonrefundable fees as set forth in the Term Sheet and in the fee letter dated the date hereof and delivered herewith (the "Fee Letter"). As used herein, the term "Fee Letter" shall be deemed to include any separate letter agreement with the Administrative Agent (as defined in the Term Sheet) relating to administration fees.

                  We shall be entitled, with your consent (which shall not be unreasonably withheld), to change the pricing, terms and structure of the Credit Facilities if we determine that such changes are advisable to insure a successful syndication of the Credit Facilities. Each commitment hereunder is subject to the agreements in this paragraph. The agreements in this paragraph shall survive the closing of the Credit Facilities until the Credit Facilities have been successfully syndicated.

                  Each Commitment Party's commitment hereunder and agreement to perform the services described herein are subject to (i) such Commitment Party's completion of and satisfaction in all respects with a due diligence investigation of the Fanch Systems, (ii) there not occurring or becoming known to such Commitment Party any change, occurrence or development that could reasonably be expected to have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Fanch Systems,
(iii) such Commitment Party not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections) that in such Commitment Party's judgment is inconsistent in a
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                                                                               3

material and adverse manner with any information or other matter disclosed to such Commitment Party prior to the date hereof, (iv) there not having occurred a material disruption of or material adverse change in conditions in the financial, banking or capital markets that, in such Commitment Party's judgment, could impair the syndication of the Credit Facilities, (v) such Commitment Party's satisfaction that prior to and during the syndication of the Credit Facilities, except as otherwise agreed by the Lead Banks, there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Charter or any of its affiliates (other than (a) the contemplated credit facilities for Avalon Cable LLC so long as the syndication thereof is coordinated with the syndication of the Credit Facilities in a manner reasonably satisfactory to the Lead Banks and (b) the contemplated credit facility for Paul G. Allen so long as the Borrower uses its commercially reasonable efforts to cause the syndication thereof to be coordinated with the syndication of the Credit Facilities in a manner reasonably satisfactory to the Lead Banks), (vi) the rating of the Credit Facilities by Standard & Poor's Ratings Services and Moody's Investors Service, Inc., (vii) the negotiation, execution and delivery on or before March 1, 2000 of definitive documentation with respect to the Credit Facilities satisfactory to such Commitment Party, and
(viii) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of each Lead Bank's commitment hereunder and of the Credit Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of each Commitment Party and the Borrower.

                  You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Acquisition or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse the Commitment Parties and their affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, rating agency fees and expenses, and reasonable fees, charges and disbursements of counsel) incurred directly in connection with the Credit Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the unauthorized interception by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Credit Facilities.

                 You acknowledge that each Lead Bank and its affiliates (the term "Lead Bank" as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Lead Bank will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Lead Bank of services for other companies, and no Lead Bank will furnish any such information to other companies. You also acknowledge that no Lead Bank has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.
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                                                                               4

                  This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the Borrower and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Borrower. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

                  This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to the officers, agents and advisors of Charter and the Borrower who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us prior thereto), provided that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

                  Each Commitment Party agrees to keep confidential all non-public information provided to it by you pursuant to the transactions described herein that is designated by you as confidential; provided that the foregoing shall not prevent any Commitment Party from disclosing any such information (a) on a confidential basis, to any prospective Lender or any affiliate of any prospective Lender, (b) to the officers, agents and advisors of such Commitment Party who are directly involved in the consideration of this matter, (c) to rating agencies in connection with the rating of the Credit Facilities or (d) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or by regulatory authorities (in which case such Commitment Party agrees to inform you prior thereto). We understand that you have asked us to regard as confidential all non-public information previously provided to the Commitment Parties, other than general information regarding the cable television industry.

                  The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any of the commitments hereunder, provided that the immediately preceding paragraph shall be superseded by the definitive documentation for the Credit Facilities.

                 If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, not later than 7:00 p.m., New York City time, on August 16, 1999. This offer will automatically expire at such time in the event we have not received such executed counterparts in accordance with the immediately preceding sentence.
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                  We are pleased to have been given the opportunity to assist you in connection with this important financing.


Very truly yours,

CHASE SECURITIES INC.                       THE CHASE MANHATTAN BANK

By  /s/ Peter Hooker                        By  /s/ Laurie B. Perper
   -----------------------------              -----------------------------
    Name:  Peter Hooker                       Name:  Laurie B. Perper
    Title: Vice President                     Title: Vice President


BANC OF AMERICA                             BANK OF AMERICA, N.A.
   SECURITIES LLC

By  /s/ Barbara P. Jorgensen                By /s/ Jennifer Zydney
   -----------------------------              -----------------------------
    Name:  Barbara P. Jorgensen                Name:  Jennifer Zydney
    Title: Principal                           Title: Managing Director



TD SECURITIES (USA) INC.                    TORONTO DOMINION (TEXAS), INC.

By /s/ Amy G. Josephson                     By  /s/ Jano Mott
   -----------------------------              -----------------------------
    Name:  Amy G. Josephson                   Name:  Jano Mott
    Title: Vice President & Director          Title: Vice President



Accepted and agreed to as of
the date first above written:

CHARTER INVESTMENT, INC.

By /s/ Eloise A. Engman
  ----------------------------
    Name:  Eloise A. Engman
    Title: Vice President

                                                                       EXHIBIT A

                        $1,200,000,000 CREDIT FACILITIES
                             FANCH OPERATING COMPANY

                    Summary of Proposed Terms and Conditions


         Set forth below is a summary of proposed terms and conditions for credit facilities to be obtained by CC VI Operating, LLC (the "Borrower"), a subsidiary of Charter Communications, Inc., in connection with the acquisition (the "Acquisition") by a wholly owned subsidiary of the Borrower of certain assets of TWFanch-one Co., TWFanch-two Co. and other affiliate interests (the "Fanch Systems").

I      Parties

Borrower:                         CC VI Operating, LLC (the "Borrower").

Guarantors:                       The holding company parent of the Borrower
                                  ("Holdings") and each of the Borrower's direct and indirect domestic subsidiaries, other than foreign subsidiaries and "non-recourse" subsidiaries (collectively, the "Guarantors";
                                  the Borrower and the Guarantors, collectively, the "Loan Parties").

Joint Lead Arrangers and          Chase Securities Inc. ("CSI") and Banc of
Joint Book Managers:              America Securities LLC ("BOA Securities") (in
                                  such capacity, the "Joint Lead Arrangers").


Administrative Agent:             Toronto Dominion (Texas), Inc. (in such
                                  capacity, the "Administrative Agent").

Syndication Agents:               CSI and BOA Securities (in such capacity, the
                                  "Syndication Agents").

Documentation Agent:              Citibank, N.A. (in such capacity, the
                                  "Documentation Agent").

Lenders: A syndicate of banks, financial institutions and other entities selected in the syndication process (collectively, the "Lenders").


II     Types and Amounts of
       Facilities

       1.     Term Facilities

Amount and Tenor:                 Tranche A Term Facility: An 8-1/2 year term
                                  loan facility (the "Tranche A Term Facility") in an aggregate principal amount equal to $400,000,000 (the loans thereunder, the
                                  "Tranche A Term Loans"). The Tranche A Term
                                  Loans shall be repayable in quarterly
                                  installments in aggregate amounts for each Loan Year (expressed as a percentage of the aggregate amount borrowed) as set forth below:

                                      Loan Year                     Amount
                                      1, 2 and 3                         0%
                                              4                       10.0%
                                              5                       15.0%
                                              6                       15.0%
                                              7                       20.0%
                                              8                       25.0%
                                              8-1/2                   15.0%

                                  Tranche B Term Facility: A 9-year term loan facility (the "Tranche B Term Facility") in an aggregate principal amount equal to $450,000,000 (the loans thereunder, the "Tranche B Term Loans"). The Tranche B Term Loans shall be repayable in nominal quarterly installments commencing in Loan Year 4 aggregating, during each Loan Year, 1% of the original aggregate principal amount of the Tranche B Term Loans, with a final installment equal to the remaining outstanding aggregate principal amount of the Tranche B Term Loans.

                                  In addition to the foregoing, the Credit
                                  Documentation (as defined below) will provide for a term loan facility (the "Incremental Term Facility") in an aggregate principal amount of up to $300,000,000 (the loans thereunder, the "Incremental Term Loans" and, together with the Tranche A Term Loans and Tranche B Term Loans, the "Term Loans"). The Incremental Term Loans shall be repayable in nominal installments (not exceeding, in any 12-month period, 1% of the initial aggregate principal amount of the Incremental Term Loans) until the date that is six months after the final maturity of the Tranche B Term Loans. The Incremental Term Facility shall not initially be effective but may be activated, in whole or in part, subject to certain limits, at any time at the request of the Borrower with consent required only from those Lenders (including new Lenders that are reasonably acceptable to the Administrative Agent) that agree, in their sole discretion, to participate in such Term Facility.

                                  In the event that the Term Loans are
                                  optionally prepaid or the Revolving Facility
                                  (as defined below) is optionally permanently reduced, up to $150,000,000 of the amount so prepaid or reduced may be applied to increase the $300,000,000 of incremental capacity described above.

                                  The Borrower may choose to utilize up to $150,000,000 of this incremental capacity to instead increase the amount of the Tranche A Term Facility and/or the Revolving Facility, so long as such incremental utilization is added to the scheduled amortization or reductions thereof on a pro rata basis.

                                  No Lender shall have any commitment to provide the increases described above. Accordingly, the availability of such increases shall be subject to the agreement, in their sole discretion, of existing and new Lenders to provide such increases.

Availability:                     The Tranche A Term Loans and Tranche B Term
                                  Loans shall be made in a single drawing on the Closing Date; provided that up to $250,000,000 of the Tranche A Term Loans may be made in an additional drawing after the Closing Date and prior to the earlier of (i) the three-month anniversary of the Closing Date and (ii) March
                                  31, 2000.

Purpose: The proceeds of the Term Loans shall be used to finance the Acquisition and for general purposes, including to finance permitted acquisitions.

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       2.     Revolving Facility

Amount and Tenor:                 8-1/2 year reducing Revolving Facility (the
                                  "Revolving Facility"; the commitments
                                  thereunder, the "Revolving Commitments"; the
                                  Revolving Facility and the Term Facilities, collectively, the "Credit Facilities") in the amount of $350,000,000 (the loans thereunder, together with (unless the context otherwise requires), the Swingline Loans referred to below, the "Revolving Loans"). The Revolving
                                  Commitments shall be permanently reduced on each anniversary of the Closing Date set forth below in the amount (expressed as a percentage of the aggregate amount thereof) set forth opposite such anniversary:


                                        Anniversary            Reduction
                                                5                 10.0%
                                                6                 15.0%
                                                7                 30.0%
                                                8                 30.0%
                                                8-1/2             15.0%

                                  The extensions of credit under the Revolving
                                  Facility shall be prepaid or cash
                                  collateralized to the extent that the
                                  aggregate amount thereof exceeds the aggregate commitments under the Revolving Facility as so reduced.

Availability:                     The Revolving Facility shall be available on a
                                  revolving basis during the period commencing on the Closing Date and ending on the date that is 8-1/2 years after the Closing Date
                                  (the "Revolving Termination Date").

Letters of Credit:                A portion of the Revolving Facility not in
                                  excess of an amount to be agreed upon shall be available for the issuance of letters of credit (the "Letters of Credit") by the Administrative Agent or any other Lender under the Revolving Facility, subject to its agreement to act in such capacity (each, in such capacity, an "Issuing Lender"). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause
                                  (b) above). Each Letter of Credit shall be in a minimum face amount of $500,000 unless otherwise agreed by the Administrative Agent and the relevant Issuing Lender.

                                  Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) on the same business day. To the extent that the Borrower does not so reimburse the relevant Issuing Lender, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to reimburse such Issuing Lender on a pro rata basis.

Swingline Loans:                  A portion of the Revolving Facility not in
                                  excess of $25,000,000 shall be
                                  available for swing line loans (the "Swingline
                                  Loans") from the Administrative Agent on same-day notice. Any such Swingline Loans will reduce availability under the Revolving
                                  Facility on a dollar-for-dollar basis. Each
                                  Lender under the Revolving Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swingline Loan.

Maturity:                         The Revolving Termination Date.

Purpose: The proceeds of the Revolving Loans shall be used for general purposes, including permitted acquisitions.


III.   Certain Payment
       Provisions

Fees and Interest Rates:          As set forth on Annex I.

Optional Prepayments and          Loans may be prepaid and commitments may be
Commitment Reductions:            reduced in specified minimum amounts. Optional
                                  prepayments of the Term Loans shall be applied pro rata to the Tranche A Term Loans, the Tranche B Term Loans and the Incremental Term
                                  Loans, and ratably to the respective
                                  installments thereof, except as otherwise provided below under "Mandatory Prepayments".
                                  Optional reductions of the Revolving
                                  Commitments shall be applied ratably to the scheduled reductions thereof. Optional prepayments of the Term Loans may not be reborrowed.


Mandatory Prepayments:            The Term Loans shall be prepaid with 100% of
                                  the net proceeds of any sale or other
                                  disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries of any assets, excluding permitted asset exchanges where no cash consideration is received, sales of inventory or obsolete or worn-out property in the ordinary course of business and certain other exceptions, including an exclusion for the first $10,000,000 of such proceeds received after the Closing Date. Proceeds described in this paragraph shall not be required to be applied to make prepayments if (i) the Borrower identifies a potential acquisition of assets in a permitted line of business and notifies the Administrative Agent in writing of such acquisition within 12 months of the relevant disposition and (ii) such identified acquisition is consummated within 18 months of such disposition.

                                  Mandatory prepayments of the Term Loans shall be applied pro rata to the Tranche A Term Loans, the Tranche B Term Loans and the Incremental Term Loans, and ratably to the respective installments thereof.
                                  Notwithstanding the foregoing, so long as any Tranche A Term Loans are outstanding, each holder of Tranche B Term Loans or Incremental Term Loans shall have the right to refuse all or any portion of such prepayment allocable to it, and 50% of the amount so refused will be applied to prepay the Tranche A Term Loans, with the remaining 50% being retained by the Borrower. The Borrower shall also have the option, in its sole discretion, to offer such refusal rights in connection with optional prepayments. Mandatory prepayments of the Term Loans may not be reborrowed.

IV.    Collateral                 The obligations of each Loan Party in respect
                                  of the Credit Facilities, any interest rate protection agreements in respect thereof provided by any Lender (or any affiliate of a Lender) and any letters of credit provided by any Lender (or any affiliate of a Lender) outside of the Credit Facilities (subject, in the case of such letters of credit, to the limit referred to below) shall be secured by a perfected first priority security interest in all equity interests or intercompany obligations held by Holdings or any of its subsidiaries (limited to equity interests and intercompany obligations of the Borrower in the case of pledges made by Holdings and 66% of the equity interests of foreign subsidiaries).


V.     Certain Conditions

Initial Conditions:               The initial funding under the Credit
                                  Facilities shall be subject to the
                                  satisfaction of the following conditions (the date upon which such conditions are satisfied, the "Closing Date").

                                  (a) Each Loan Party shall have executed and delivered satisfactory definitive credit documentation (the "Credit Documentation").

                                  (b) The Acquisition shall have been
                                  consummated and the debt assumed or retained by Borrower and its subsidiaries in connection therewith shall not exceed an amount to be agreed upon.

                                  (c) The Lenders, the Administrative Agent and the Joint Lead Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

                                  (d) All material governmental and third party approvals necessary in connection with the financing contemplated hereby shall have been obtained and be in full force and effect.

                                  (e) The Lenders shall have received (i) the unaudited financial statements of the Fanch Systems for the fiscal year ended December 31, 1998 and the fiscal quarter ended June 30, 1999 and (ii) all other available audited and unaudited financial statements for the entities holding assets included in the Fanch Systems for the most recent fiscal quarter or fiscal year, as the case may be, for which such financial statements are available.

                                  (f) The Lenders received shall have received satisfactory projections for the period from the Closing Date through the final maturity of the Term Loans.

                                  (g) All documents and instruments required to perfect the Administrative Agent's first priority security interest in the collateral under the Credit Facilities shall have been executed.

                                  (h) Holdings and its affiliates and
                                  subsidiaries shall not be subject to
                                  contractual or other restrictions of a
                                  material nature that would be violated by the financings contemplated hereby.

                                  (i) The Borrower shall have delivered such legal opinions, documents and other instruments as are customary for transactions of this type.

On-Going Conditions:              The making of each extension of credit shall
                                  be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the documentation (the "Credit
                                  Documentation") with respect to the Credit
                                  Facilities (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole or (b) the validity or enforceability of any material provision of the Credit Documentation or the rights and remedies of the Administrative
                                  Agent and the Lenders thereunder.


VI.   Certain Documentation       The Credit Documentation shall contain
      Matters                     representations, warranties, covenants and
                                  events of default customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

Representations and Warranties:   Financial statements (including pro forma
                                  financial statements); absence of material undisclosed liabilities; no material adverse change; existence; material compliance with law; power and authority; enforceability of Credit Documentation; no conflict with law or material contractual obligations; no material litigation; no default; ownership of property;
                                  liens; intellectual property; taxes; Federal
                                  Reserve regulations; ERISA; Investment Company
                                  Act; subsidiaries; environmental matters;
                                  solvency; labor matters; year 2000 matters;
                                  accuracy of disclosure; and creation and perfection of security interests.

Affirmative Covenants:            Delivery of quarterly financial statements,
                                  reports, annual accountants' "no default" certificate, accountants' letters (if submitted), annual budget, officers' certificates and other information requested by the Lenders; payment of other obligations;
                                  continuation of business and maintenance of existence and material rights and privileges;
                                  compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records;
                                  right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; material compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired equity interests and intercompany obligations); and agreement to obtain interest rate protection to the extent necessary to provide that at least 50% of the principal amount of term indebtedness of Holdings and its subsidiaries is effectively subject to a fixed rate, on terms satisfactory to the Administrative
                                  Agent.

Financial Covenants:              Maximum ratio of debt to annualized Operating
                                  Cash Flow (the "Leverage Ratio"), with the initial level set at 6.95 to 1.0, subject to periodic stepdowns.

                                  Minimum ratio of Operating Cash Flow to cash interest expense (the "Interest Coverage Ratio"), with the initial level set at 1.50 to 1.0, subject to periodic stepups.

                                  Minimum ratio of annualized Operating Cash
                                  Flow to pro forma debt service (the "Debt
                                  Service Coverage Ratio") of 1.25 to 1.0.

                                  As used herein, "Operating Cash Flow" refers to operating cash flow of the Borrower and its consolidated subsidiaries.

                                  For the purposes of the financial covenants,
                                  (i) all calculations will be made with respect to the Borrower and its consolidated subsidiaries, (ii) Operating Cash Flow for the purposes of the Interest Coverage Ratio shall be determined on a rolling four quarter basis,
                                  (iii) annualized Operating Cash Flow shall equal Operating Cash Flow for the most recent quarter multiplied by four, (iv) all determinations of Operating Cash Flow shall be made before giving effect to the payment of management fees, (v) cash interest expense shall be determined on a rolling four quarter basis, except that until four fiscal quarters have passed since the Closing Date, such amount shall be determined for the number of full fiscal quarters subsequent to the Closing Date and then annualized, (vi) pro forma debt service shall be determined on the basis of scheduled principal for the four-quarter period commencing after the last day of the most recent fiscal period and historical interest expense calculated in the manner described in clause (v) above and (vii) interest expense shall include distributions made by the Borrower used to pay debt service of any of its affiliates.

Negative Covenants:               Limitations on: (i) indebtedness; (ii) liens;
                                  (iii) guarantee obligations; (iv) mergers, consolidations, liquidations and dissolutions;
                                  (v) sales of assets; (vi) distributions and other payments in respect of equity interests;
                                  (vii) investments, loans and advances; (viii) optional payments and modifications of certain debt instruments; (ix) transactions with affiliates; (x) sale-leasebacks; (xi) changes in fiscal year; (xii) negative pledge clauses and clauses restricting subsidiary distributions; (xiii) changes in lines of business; (xiv) certain intercompany transactions (primarily relating to corporate separateness and tax sharing arrangements);
                                  and (xv) changes in passive holding company status of Holdings and the Borrower. Only those negative covenants described in clauses
                                  (i), (ii), (iii), (iv), (x), (xii), (xiv) and
                                  (xv) above will apply to Holdings.

                                  The negative covenants shall be subject to various exceptions, including the following:

                                  (a) The Borrower will be permitted to incur unsecured indebtedness having no scheduled amortization prior to the date that is one year after the final maturity of the Term Loans so long as (i) both before and after giving effect to the incurrence thereof, no default (including, on a pro forma basis, under the financial covenants) shall be in effect, (ii) both before and after giving effect to the incurrence thereof, the Interest Coverage Ratio is greater than 1.75 to 1.0,
                                  (iii) no subsidiary of the Borrower will be permitted to guarantee such indebtedness and
                                  (iv) the covenants and default provisions applicable to such indebtedness shall be no more restrictive than those applicable to the Credit Facilities.

                                  (b) The Borrower may issue subordinated notes to Paul G. Allen and his affiliates on terms customary for intercompany subordinated debt, for the purpose of financing acquisitions by the Borrower and its subsidiaries, and such notes may be prepaid with Loans or indebtedness of the type described in clause
                                  (a) above.

                                  (c) The Borrower and its subsidiaries may obtain letters of credit outside of the Credit Facilities (secured by the same collateral that secures the Credit Facilities) in an aggregate face amount of up to an amount to be agreed upon.

                                  (d) So long as no default shall be in
                                  existence or would result therefrom, the Borrower and its subsidiaries will be permitted to (i) consummate asset swaps for fair market value, so long as the assets received are held by the Borrower or any of its wholly owned subsidiaries, and (ii) consummate asset dispositions not exceeding, in the aggregate, 30% per annum of Operating Cash Flow during any one-year period or 50% of Operating Cash Flow during the term of the Credit Facilities. In addition, dispositions of assets acquired after the Closing Date shall be permitted, and shall be disregarded for the purposes of the limitations set forth in the preceding sentence, so long as (i) a definitive agreement to consummate such disposition is executed no later than twelve months after the relevant assets are acquired and (ii) such disposition is consummated within eighteen months after the relevant assets are acquired.

                                  (e) Cable systems may be contributed to joint ventures constituting "non-recourse" subsidiaries so long as (i) such disposition is permitted pursuant to clause (d) above,
                                  (ii) both before and after giving effect thereto, no default (including, on a pro forma basis, under the financial covenants) shall be in effect, (iii) after giving effect thereto, the Leverage Ratio shall be equal to or lower than the Leverage Ratio in effect immediately prior thereto, (iv) no operating cash flow or indebtedness of such joint venture shall be included for the purposes of calculating Operating Cash Flow or indebtedness of the Borrower and its subsidiaries and (v) the equity interest received in connection therewith shall be pledged as collateral. Non-recourse subsidiaries shall not be subject to the covenants contained in the Credit Documentation.

                                  (f) Up to $150,000,000 may be expended (with assumption of debt being included as an expenditure) in connection with acquisitions of cable systems (including through purchases of 100% of the equity interests of any entity whose assets consist of cable systems), in each case subject to pro forma compliance with the financial covenants (provided that such limit will not apply if either (i) both before and after giving effect to an acquisition, the Interest Coverage Ratio is greater than 1.75 to 1 or (ii) the relevant acquisition is financed with the proceeds of a capital contribution made directly or indirectly by Paul G. Allen).

                                  (g) So long as no default shall be in
                                  existence or would result therefrom, the Borrower may make distributions to any direct or indirect parent of the Borrower for the purpose of paying interest on any notes issued by such parent (to the extent required to be paid in cash) so long as (i) the net proceeds thereof were used by such parent to make investments in affiliates that operate businesses comparable to those in which the Borrower is engaged and (ii) after giving effect to any such dividend, the Interest Coverage Ratio is greater than 1.75 to 1.0 (provided that this clause (ii) shall not be applicable if the proceeds of such notes were contributed to the Borrower).

                                  (h) So long as no default shall be in
                                  existence or would result therefrom, the Borrower may make distributions for any purpose so long as, after giving effect to any such dividend, the Leverage Ratio is less than
                                  4.0 to 1.0.

                                  (i) So long as no default shall be in
                                  existence or would result therefrom, the Borrower may pay, or may make distributions to Holdings to pay, up to 1.0% of the aggregate enterprise value of permitted Investments to certain affiliates.

                                  (j) So long as no default shall be in
                                  existence or would result therefrom, up to 3.50% of annual revenues may be paid by the Borrower in respect of management fees. The Borrower may also pay any unused amounts in subsequent years, subject to specified limitations. The Borrower's obligation to pay such management fees shall be contractually subordinated to its obligation to repay the Loans.

                                  (k) Holdings shall be permitted to incur any indebtedness, so long as such indebtedness has no scheduled amortization prior to the date that is one year after the final maturity of the Credit Facilities.

Events of Default:                Nonpayment of principal when due; nonpayment
                                  of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties;
                                  violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to material indebtedness; bankruptcy events;
                                  certain ERISA events; termination or
                                  suspension of material licenses; material judgments; actual or asserted invalidity of any guarantee, security document or security interest; and a Change of Control. "Change of Control" shall be defined as (a) the failure of Paul G. Allen (including his estate, heirs and certain other related entities) to maintain a 51% voting and economic interest in the Borrower, provided that, after the consummation of an initial public offering, the economic interest percentage shall be reduced to 25%,
                                  (b) the failure of the Borrower to be an indirect subsidiary of Charter Communications
                                  Holding Company, LLC, (c) (i) the failure of the Borrower to be a direct wholly owned subsidiary of (x) Holdings, (y) a wholly owned subsidiary of Holdings or (z) a wholly owned subsidiary of a successor to Holdings or (ii) the failure of any such parent referred to in clause (i) above to execute and deliver a guaranty and equity pledge agreement securing the Credit Facilities within a time period to be agreed upon, or (d) a change of control as defined in the documentation governing any material indebtedness of Holdings, the
                                  Borrower or any of its subsidiaries.

Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Term Loans and Revolving Commitments (with each Lender and its related "approved funds," if any, voting as a single unit), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and
                                  (iii) increases in the amount or extensions of the expiry date of any Lender's commitment and
                                  (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of material subsidiary Guarantors or all or substantially all of the collateral (other than pursuant to permitted asset dispositions).

Assignments and Participations:   The Lenders shall be permitted to assign and
                                  sell participations in their Loans and
                                  commitments, subject, in the case of
                                  assignments (other than to another Lender or to an affiliate of a Lender), to the consent of the Administrative Agent and the Borrower
                                  (which consent in each case shall not be unreasonably withheld). Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another
                                  Lender or to an affiliate of a Lender), unless otherwise agreed by the Borrower and the Administrative Agent, (i) the minimum assignment amount shall be $5,000,000 and (ii) the minimum amount retained by the assigning
                                  Lender shall be $3,000,000 (with the amounts described herein being aggregated in respect of each Lender and its related "approved funds," if any). Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters set forth in clause (a) under "Voting" with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of Loans in accordance with applicable law shall be permitted without restriction.


Yield Protection:                 The Credit Documentation shall contain
                                  customary provisions (a) protecting the
                                  Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar

                                  Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:     The Borrower shall pay (a) all reasonable
                                  out-of-pocket expenses of the Administrative
                                  Agent and the Joint Lead Arrangers associated with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto
                                  (including the reasonable fees, disbursements and other charges of counsel to the Administrative Agent) and (b) all out-of-pocket expenses of the Administrative
                                  Agent and the Lenders (including the fees, disbursements and other charges of one firm of counsel to the Administrative Agent and one additional firm of counsel to the Lenders) in connection with the enforcement of the Credit
                                  Documentation.

                                  The Administrative Agent, the Joint Lead
                                  Arrangers and the Lenders (and their
                                  affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of the relevant indemnified person.

Governing Law and Forum:          State of New York.

Counsel to the Administrative     Simpson Thacher & Bartlett.
Agent and the Joint Lead
Arrangers:

                                                           Annex I to Term Sheet

                            Interest and Certain Fees



Interest Rate Options:            The Borrower may elect that the Loans
                                  comprising each borrowing bear interest at a rate per annum equal to the ABR plus the Applicable Margin or the Eurodollar Rate plus the Applicable Margin, provided, that all Swingline Loans shall bear interest based upon the ABR.

                                  As used herein:

                                  "ABR" means the higher of (i) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect (the "Prime Rate") and (ii) the federal funds effective rate from time to time plus 0.5%.

                                  "Applicable Margin" means the rate determined pursuant to the pricing grid set forth below:

                                                Applicable       Applicable
                                                  Margin           Margin          Applicable       Applicable
                           Leverage Ratio     for Eurodollar   for Eurodollar    Margin for ABR   Margin for ABR
                                               Loans - A/RC       Loans - B       Loans - A/RC       Loans - B
       greater than          6.75 to 1.0          2.25%             2.75%            1.25%            1.75%

       less than or equal to 6.75 to 1.0          2.00%             2.50%            1.00%            1.50%

       less than or equal to 6.25 to 1.0          1.75%             2.50%            0.75%            1.50%

       less than or equal to 6.00 to 1.0          1.50%             2.25%            0.50%            1.25%

       less than or equal to 5.50 to 1.0          1.25%             2.25%            0.25%            1.25%

       less than or equal to 5.00 to 1.0          1.00%             2.25%               0%            1.25%




                                  "A/RC" refers to the Tranche A Term Loans and the Revolving Facility. "B" refers to the Tranche B Term Loans.

                                  With respect to the pricing grid, (i) pricing corresponding to a Leverage Ratio of less than or equal to 6.25 to 1.0 will not be available until the date (the "Adjustment Date") on which financial statements have been delivered in respect of one full fiscal quarter following the Closing Date and (ii) while an event of default is in existence, pricing shall revert to the highest grid rates.

                                  "Eurodollar Rate" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on Page 3750 of the Dow Jones Markets screen.

Interest Payment Dates:           In the case of Loans bearing interest based
                                  upon the ABR ("ABR Loans"), quarterly in arrears.

                                  In the case of Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:                  The Borrower shall pay a commitment fee
                                  calculated at the rate of 0.375% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears, provided that, from and after the Adjustment Date, such rate shall be reduced to 0.250% per annum at any time when the Leverage
                                  Ratio is less than or equal to 6.00 to 1.0 (so long as no event of default is in existence).
                                  Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving
                                  Facility.

Letter of Credit Fees:            The Borrower shall pay a fee on all
                                  outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans that are Revolving Loans on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Lenders participating in the Revolving Facility and shall be payable quarterly in arrears.

                                  A fronting fee equal to 0.25% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the relevant Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the relevant Issuing Lender for its own account.

                                  The foregoing pricing provisions apply only to Letters of Credit issued under the Revolving Facility.

Default Rate:                     At any time when the Borrower is in default in
                                  the payment of any amount of principal due under the Credit Facilities, all outstanding
                                  Loans shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to the relevant ABR Loans.

Rate and Fee Basis:               All per annum rates shall be calculated on the
                                  basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime
                                  Rate) for actual days elapsed.